United States securities and exchange commission logo





                    July 25, 2023

       Daniel Miller
       Chief Executive Officer
       MachTen, Inc.
       1516 Barlow Street, Suite D
       Traverse City, MI 49686

                                                        Re: MachTen, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10-12G
                                                            Filed July 11, 2023
                                                            File No. 000-56553

       Dear Daniel Miller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Elizabeth
Gonzalez-Sussman